Employment Agreement of Huicheng District, Huizhou City

Party A (Employer): Huizhou NIVS Audio & Video Technology Company Limited
Legal Representative: Li Tianfu
Address: Nos. 29-31 Huanshi West Road, Shuikou Town
Form of Entity: Limited Liability Company
Contact Telephone No.: 2323888

Party B (Employee):
ID No.:
Native:
Current Residence:
Contact Telephone No.:

In accordance with Labor Law of the People’s Republic of China and relevant national, provincial and municipal regulations, Party A and Party B agree to enter into this Agreement:

I	Employment Term

1.	Both parties agree that the employment term is as set out in sub-clause (1) below:

(1)	Fixed term: from 1 January 2007 to 31 December 2007

(2)
Permanent term: from______ until Party B reaches the age for retirement as required under statutes or upon the termination condition under this Agreement (the revocation conditions under the law shall not be treated as the termination conditions under this Agreement)

(3)	Term of completion of certain work: from_____ to the time that ________ is completed.

2.
The agreed probationary period by both parties is ____ days (The probationary period shall be included in the employment term, but in any event, not more than 6 months. The probationary period should not be over 15 days if the employment term is less than 6 months. The probationary period should not be over 30 days if the employment term is more than 6 months but less than 1 year. The probationary period should not be over 60 days if the employment term is more than 1 year but less than 2 years. All days are inclusive. There should not be a probationary period for any renewal of employment agreement.)

II	Work

1.	Department: Production Department

2.	Position: Vice General Manager

3.	This position and department may not (may / may not) expose to an occupational disease hazard.

4.	Sub-clause (1) below is agreed by both parties:

(1)
As the production and work may require, Party A shall be entitled to second Party B (secondment can be made once only during the employment term) by giving a written notice to Party A, Provided That the position and work location of Party B shall be in same job nature, same level of position and same location (e.g. within the types of work and position such as skillful operator, technician, production management, technology management, administrative management, financial management, security and office etc.). The secondment shall be effective within 3 days after a written notice is served to Party B. Party B shall obtain relevant professional qualification certificate(s) or technological qualification certificate(s) before commencement of his secondment as the job may require, except where a qualification with a certificate is inapplicable. Party A shall give Party B training relating to production safety and an examination before Party B seconds to his new position. Party B shall also be given 10-working-day as adjustment period for his new position. The salary and welfare for the new position shall be decided according to the rules governing the new position (The new salary shall not be less than 80% of the previous salary and shall not less than the statutory minimum salary). Party B shall not object to such secondment.

(2)
As the production and work may require, Party A shall be entitled to temporarily (limited to 1 month) second Party B (salary and welfare shall remain unchanged) by a written notice Provided That the position and work location of Party B shall be in same job nature, same level of position and same location (with reference to sub-clause (1) above) And Provided Further that both parties shall mutually agree on such secondment. Party A shall give Party B training relating to production safety and an examination before Party B seconds to his new position. A written notice shall be served to Party B if Party A needs to second Party B according to the requirement of production and work. Party B shall give a written reply within 5 days after the date of such notice is served, failing which, Party B shall be treated as accepting such secondment. If both parties agree on the secondment, this shall be treated as a variation to this Agreement. A secondment agreement shall be signed and sealed by both parties and shall be supplemental to this Agreement.

5.	Should there be sufficient evidence that Party B is not competent in his current position, Party A shall be entitled re-allocate Party B at any time.

III	Labor Protection and Labor Condition

1.	The working hours of Party B is agreed under the terms in sub-clause below:

(1)
Standard Working Hours System (8 hours per day, 5 days per week and at least 1 day rest per week). Overtime working shall be carried out in compliance with Labor Law. Should the production or procedures be affected by any change of local water or electricity supply, Party A may rearrange the time of working and rest of Party B. Average daily and weekly working hours of Party B shall not exceed the statutory standard working hours.

(2)
Unfixed Working Hours System (Prior approval from the Labor Protection Bureau of Huicheng District is required). To guarantee the completion of the work assigned by Party A, work or rest in a massive mode, or rest in rotation, or shift rest, or flexible working hours may be arranged. Basically, the aforesaid will be carried out according to the standard working hours (no overtime hours’ salary will be paid).

(3)
The unit of                              (“a year/half a year/quarter of a year”) is used in periodic composite computation of working hours (Prior approval from the Labor Protection Bureau of Huicheng District is required). Average daily and weekly working hours shall not exceed the statutory standard working hours. Accumulated working hours which exceeds the statutory standard working hours shall be treated as overtime working hours, and Party A shall pay Party B the salary of overtime working hours according to the regulations. Working on shifts during statutory holidays or rest days shall be reckoned as normal working and no consent from Party B or trade union is required, however, working on shift during the statutory holidays shall be treated as overtime hours.

2.
Party A shall, in accordance with the national and provincial labor protection rules, provide a working place at a national labor safety and hygiene standard, so as to protect Party B’s safety and health during production or work. Should there be an occupational disease hazard during the working procedures of Party B, Party A shall protect Party B’s health and relevant right of Party B according to the “Law of Prevention and Treatment of Occupational Disease”.

3.
In accordance with the national rules, Party A shall, with reference to the working position of Party B, dispense with necessary labor protection devices. Further, according to the rules of labor protection, Party A shall be responsible for arranging Party B to have a medical examination for every                       (year/quarter/month) and (denote working post exposes to harmful and poisonous materials and occupational disease hazards) before Party B leaves his position.

IV	Salary

1.
The monthly salary of Party B is agreed as set out in sub-clause (1) below (Salary for normal working time of Party B shall not be less than the interim annual minimum salary standard adopted by Huicheng District and Party A shall pay the monthly salary on                                          day of each month): -

(1)
Salary calculated on basic working hours (8 hours per day; 5 days per week; minus 10 statutory holidays a year; average 20.92 days per month). During probationary period:  _________ RMB/month (                      RMB/day). After completion of probationary period (or further employment agreement renewed): _______RMB/month (_______RMB/day). The overtime working salary is calculated according to the Article 44 of “Labor Law”.

(2)
Salary calculated per piece of work. Party A shall, before Party B starts his piece of work, notify Party B in writing (with announcement), the price per piece. After accomplishing the designated labor quota, the overtime payment for pieces of work shall be paid as set out in sub-clause                   below:-

(A)
For overtime working in working days with normal labor force provided to accomplish the labor quota: - Above the salary covering the finished pieces, overtime salary shall be paid by hourly rate based on the interim annual minimum salary adopted by Huicheng District (note: 20.92 days per month). Overtime is counted in hourly rate and hourly rate shall be 50% above the normal hourly rate.

For overtime working in rest days with normal labor force provided to accomplish the labor quota, but no compensatory leave is arranged: - Above the salary covering the finished pieces, overtime salary shall be paid by hourly rate based on the interim annual minimum salary adopted by Huicheng District (note: 20.92 days per month). Overtime hourly rate shall be 100% above the normal hourly rate.

For overtime working in statutory holidays with normal labor force provided to accomplish the labor quota: - Above the salary covering the finished pieces, overtime salary shall be paid by hourly rate based on the interim annual minimum salary adopted by Huicheng District (note: 20.92 days per month). Overtime hourly rate shall be 200% above the normal hourly rate.

(B)
Based on 150%, 200% and 300% of the unit price per piece of work, pay the salary per piece of work for work produced by Party B during overtime hours in working days, rest days and statutory holidays respectively.

2.
Party A shall pay to Party B, on the basis of basic hourly salary if work is based on an hourly basis salary (for those mainly piece-work worker, on the basis of the standard minimum salary), in accordance with the law, the salary for annual leave, marriage leave, compassionate leave (for lineal relatives), home leave (for state-owned enterprises, institutional units and civil organizations), maternity leave (for those not included in maternity insurance) and accompanying leave.

V	Social Insurance and Welfare

1.
During the employment term of this Agreement, Party A, according to the law, shall provide Party B with the social insurance for pension, unemployment, medical treatment, work-related injury and maternity etc. Further, according to the rules, the monthly insurance installment shall be proportionately borne by Party B and which shall be deducted from its salary monthly.

2.	The welfare put forth by Party A to Party B includes: ______.

VI	Labor Force Disciplines

1.
The regulations stipulated by Party A, through democratic process and according to national and provincial laws and rules, should be publicized to Party B. Party B shall be self-alerted to observe the labor laws, ordinances, rules, policies, regulations stipulated by enterprise. Party B should observe regulations for safety operation, follow the management and accomplish the work timely and up to standard.

2.	Party A has the right to inspect, supervise and examine how Party B has been observing the regulations, so as to evaluate awards or sanctions.

3.	Part B has the obligation to keep commercial secret(s) for Party A, and agrees as stated below (supplement agreement can also be signed and sealed by both parties and annexed to this Agreement)

VII	Variation of Agreement

1.
Should any party wishes to vary any part of this Agreement, a written notice shall be served to the other party. The party being notified shall give a written reply within 5 days after date of receipt of the said notice, failing which, the party being notified shall be treated as accepting to such variation of this Agreement.

2.	If both parties negotiate and agree mutually, this Agreement can be varied and the parties can proceed with the necessary procedures of varying this Agreement.

VIII	Revocation, Termination and Renewal of this Agreement

1.
After negotiation and mutual agreement between the two parties, this Agreement can be revoked. If this Agreement is revoked by Party A, pecuniary compensation shall be paid to Party B according to relevant regulation.

2.	Party A can revoke this Agreement unilaterally under any one of following conditions:

(1)	Party B’s performance is proved to be unsatisfactory during probationary period.

(2)	Party B is in serious breach of the labor disciplines or the regulations of Party A.

(3)	Party B is grossly negligent in carrying out duties, or engaged of malpractices for private interests, and causes significant loss to Party A.

(4)	Party B is liable for criminal responsibilities.

(5)	Party B is in breach of national or provincial birth control laws.

(6)
Party A discontinues its operation, or suspends its business, or is about to go into liquidation and during the period of finance restructuring, or is in serious difficulties in running production and management of its business.

(7)
Party B encounters a disease or non-work related injuries, however, Party B can neither fulfill his/her original job under this Agreement nor take up any other new job arranged by Party A after treatment.

(8)	Party B is incompetent in work, and after training or adjusting the post, still remains incompetent.

(9)	This Agreement is unenforceable for material change of objective circumstances under this Agreement, and no mutual consensus can be reached between Party A and Party B after negotiation.

(10)	The agreed revocation condition in this Agreement is satisfied.

Party A can revoke this Agreement pursuant to above sub-clauses (6), (7), (8), (9) and/or (10), by serving a prior 30-day written notice to Party B and shall proceed to the procedures for revocation of this Agreement after the notice period. Party A shall pay pecuniary compensation to Party B in accordance with the regulations. Further, should this Agreement be terminated pursuant to sub-clause (7), Party A shall also pay the medical subsidy fee to Party B.

3.
Party B can revoke this Agreement by serving a prior 30-day written notice to Party A and shall proceed to the procedures for revocation of this Agreement after the notice period. With consent from Party A, procedure can commence at an earlier date. Notwithstanding the foregoing, Party B can revoke this Agreement unilaterally by serving a written notice at any time under any one of following conditions:

(1)	Within the probationary period.

(2)	Party A forces Party B to work through violence, threat or deprival of personal freedom.

(3)	Party A fails pay remuneration to Party B in accordance with this Agreement or there is a deduction and delay in paying the salary without any justification.

(4)	As confirmed by relevant national department, the labor safety and hygiene conditions provided by Party A are seriously damaging the body and health of Party B.

Whereas the pecuniary loss caused to Party A by Party B has not been settled or certain legal problem is still under investigation, the revocation procedure of this Agreement will be withheld until settlement or completion of investigation Provided That which shall not be applicable to revocation pursuant to sub-clauses (2), (3) and (4).

4.	In any one of the following circumstances, Party A cannot revoke this Agreement pursuant to sub-clauses (6), (7), (8), (9) and/or (10) of Clause VIII, paragraph 2:-

(1)	Party B suffers from illness or non-work related injury and is under prescribed treatment.

(2)	Party B suffers from occupational disease or work-related injury and is confirmed by Labor Ability Examination Committee as totally or partially lost his labor function.

(3)	A female employee who is in the stage of pregnancy, delivery or nursing by breast feeding.

(4)	Other conditions stipulated by laws and regulations.

5.	In any one of the following circumstances, Party B cannot revoke this Agreement. Otherwise, Party B shall pay pecuniary compensation to the economic loss caused to Party A:-

(1)	Training is provided at the expense of Party A (monetary payment receipt to be produced as proof) and the agreed service period for Party A has not been completed after the training.

(2)	Party B is a key technician who is undertaking an unfinished important project of construction, reconstruction or scientific research.

6.
Whoever the party revokes this Agreement for any reason, Party A should issue and deliver a “certificate for termination of employment agreement” to Party B on the day or the next day of the revocation of this Agreement. This Agreement shall not be treated as revoked if Party A fails to issue and deliver such certificate. If Party B could not be located, Party A should make a timely public announce of such revocation.

7.
This Agreement shall be terminated immediately upon expiry date of this Agreement, or when Party B reaches the statutory age for retirement, or upon the termination condition mutually agreed by both Party A and Party B.

8.
If Party A or Party B does not wish to renew this Agreement, such party shall serve a prior 30-day written notice to the other party, notifying such intention. Party A shall on the date or the next day of the termination date of this Agreement, issue and deliver to Party B, a “certificate of termination of employment agreement” and after the termination date of this Agreement discontinue assigning work to Party B. In case Party A requests Party B to end working immediately upon the notice is served on Party B, Party A can issue a “certificate of termination of employment agreement” together with such notice and this Agreement shall be terminated immediately. In such circumstance, Party A should pay Party B 1-month salary as payment in lieu (an average monthly salary in the last 12 months before Party B leaves Party A). In case where Party B is entitled to any year-end bonus, Party A should also the year-end bonus to Party B additionally.

9.
Upon expiry of this Agreement but Party A fails to process the termination procedure due to his own accord, and no renewal agreement has been entered in time but there is an existing labor relation de facto, this Agreement shall be deemed as renewed and Party A is obliged to renew this Agreement with Party B. If both parties cannot agree on the duration of the renewed agreement after negotiation, the employment period of the renewed agreement shall be not less than 1 year after the expiry date of this Agreement. If Party B has been working for Party A continuously over 10 years (calculated up to the expiry date of this Agreement), Party A is obliged to enter into a permanent employment agreement with Party B at Party B’s request. The foresaid de facto employment relationship can be terminated upon mutual agreement and pecuniary compensation shall be paid to Party B. Whereas Party B requests for a termination of the de facto employment relationship, the employment relationship shall be terminated immediately and Party A does not have to pay any pecuniary compensation to Party B.

10.
If neither of the party serves a prior 30-day written notice before the expiry date to the other party showing its intention of not renewing this Agreement, it shall be deemed that both Party A and Party B agree to the renewal of this Agreement. Both parties should proceed to complete the renewal procedures before the expiry of this Agreement. Any party who refused to enter into a renewal agreement will be treated as a breach to this Agreement. The defaulting party shall pay to the other party 1-month salary as defaulting payment (an average monthly salary in the last 12 months before Party B leaves Party A). If Party B has been working for Party A continuously over 10 years (calculated up to the expiry date of this Agreement), Party A is obliged to enter into a permanent employment agreement with Party B at Party B’s request.

11.
When this Agreement is revoked or both parties do no renew this Agreement and this Agreement terminates, Party A and Party B should proceed to accomplish the procedure for revocation or termination within 7 days after this Agreement is revoked or terminated.

IX	Breach of Agreement and Liabilities

Clause 1 below is agreed by both parties (can choose more than one clause):

1.
Where it is required to serve a 30-day prior notice to revoke this Agreement, if the party who has the obligation to serve the notice wishes to revoke this Agreement immediately or to be treated as immediate resignation, the party can make a payment of 1-month salary (an average monthly salary in the last 12 months before Party B leaves Party A) in lieu of the notice to revoke this Agreement.

2.
Where Party B revokes this Agreement (including resignation of Party B or consecutive absence for 3 days or accumulative absence for 5 days, except a mutual agreement is reached between Party A and Party B for an earlier termination), Party B shall pay Party A a default payment at the amount of 1-month salary (an average monthly salary in the last 12 months before Party B leaves Party A).

3.
Should Party B, owing to a breach of laws, or serious breach of the regulations stipulated by Party A, or gross negligence, causes Party A a direct pecuniary loss, all such loss shall be borne by Party B.

4.
Where Party B revokes this Agreement, and Party B has received training in different technologies and business, then Party B should, according to the laws and the agreed terms, reimburse Party A such training fees (monetary payment receipt to be produced as proof).

X	Mediation and Arbitration

Any dispute arises in connection with the enforcement this Agreement may be settled by consultation and negotiation in the first place. If negotiation shall be rejected, or should there be an unsuccessful negotiation, then the dispute may be referred to the local “labor dispute mediation committee” of Party A for mediation. If no settlement could be reached from the mediation, the dispute may be referred to Labor Dispute Arbitration Committee of Huicheng District, Huizhou City for arbitration within 60 days from the date of the dispute (time for mediation is excluded). The dispute may also be directly referred to Labor Dispute Arbitration Committee of Huicheng District, Huizhou City for arbitration without any consultation and/or mediation.

XI	Miscellaneous

1.	Party A elects sub-clause below:

(1)
The regulations of Party A shall be approved by an employee representatives meeting (those with a trade union) or by employees’ general meeting (resolution passed by 2/3 of employees of Party A through anonymous voting and original record should be duly kept) and shall become effective upon promulgation.

(2)
The regulations of Party A shall be approved by respective groups of employees after discussion (agreed by 2/3 of employees of respective groups through anonymous voting and original record should be duly kept), where voting should be supervised and confirmed by the group leader appointed by Party A, and shall become effective upon promulgation.

2.	Party B elects sub-clause (1) below:

(1)	Party B has earnestly studied and read the following regulations from Party A and clearly understands the content of the regulations and undertakes to observe and to be bound by such regulations.

(2)	Party B has not studied or read the regulations of Party A and is unclear about its contents.

3.
Both parties agree (contents shall not be against the laws and regulations, and additional pages duly signed and sealed may be added): _____________________________________________________________________

4.
Other issues, which are not included in this Agreement, shall be decided according to relevant national and local laws, regulations and policies. Should there be any inconsistency between any part of this Agreement and any new national and provincial rules for labor administration, the new rules shall prevail.

5.
This Agreement shall be signed in two counterparts and each party shall hold one original. Each counterpart shall have equal legal authenticity. This Agreement shall become effective after both parties’ execution and shall be witnessed by Labor Agreement Management Authority of Huicheng District. Any unauthorized alteration or fraudulent signatory shall not be effective.

Party A (Seal):	Party B (Signature):

Legal Representative (or Authorized Person):

[Date]	[Date] __ January 2007

Witness Institution (Seal):	Witness Person:

[Date] __ January 2007

[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND
EXCHANGE COMMISSION]
SCHEDULE A
EXECUTIVE OFFICERS TO ENTER INTO THE AGREEMENT

•	Ailing Liu, Production Manager, is paid a probationary monthly salary of RMB 8,200 and a monthly salary of RMB 8,800, which is approximately US$1,200 and US$1,300, respectively.
•	Gengqiang Yang, Chief Operating Officer, is paid a monthly salary of RMB 13,000, which is approximately US$1,900.
•
Ling Yi, Chief Financial Officer and Corporate Secretary, is paid a probationary monthly salary of RMB 7,500 and a monthly salary of RMB 8,000, which is approximately US$1,100 and US$1,200, respectively.

•	Dongquan Zhang, Chief Technology Officer, is paid a probationary monthly salary of RMB 10,000 and a monthly salary of RMB 12,000, which is approximately US$1,500 and US$1,800, respectively.
•	Lichun Zhang, Marketing Manager, is paid a monthly salary of RMB 15,000, which is approximately US$2,200.